EXHIBIT 99.1

WESTERN GAS ANNOUNCES 2018 OUTLOOK

HOUSTON—(PR NEWSWIRE)— December 5, 2017 – Western Gas Partners, LP (NYSE:WES) and Western Gas Equity Partners, LP (NYSE:WGP) today announced their 2018 outlook.
2018 WES OUTLOOK HIGHLIGHTS

•	Adjusted EBITDA(1) between $1.15 billion and $1.25 billion

•	Total capital expenditures between $1.0 billion and $1.1 billion

•	Maintenance capital expenditures between $80 million and $90 million

•	Full year distribution coverage ratio above 1.1 times, driven by a first half coverage ratio above 1.0 times, widening to above 1.2 times for the second half of the year

•	Distribution growth of 1.5 cents per quarter through 2019
“We expect to generate significant Adjusted EBITDA growth in 2018 driven by the returns on our strategic investments in the Delaware and DJ Basins,” said President and Chief Executive Officer, Benjamin Fink. “Our 2018 capital program is focused on further development of the infrastructure backbone in the Delaware Basin and continued capacity expansion in the DJ Basin. I am also excited to announce that Ramsey VI is currently starting up and will begin processing gas this month.”
The 2018 outlook includes the following assumptions:

•	Mentone Trains I and II start-up late in the third and fourth quarters of 2018, respectively

•	Extension of the DJ Basin and MGR fixed price agreements with Anadarko through 2018
In addition, this outlook does not include any impacts from acquisitions or exercises of investment options.

(1) This press release contains forward-looking estimates of the range of Adjusted EBITDA projected to be generated by WES in its 2018 fiscal year. A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income is not provided because the items necessary to estimate such amounts are not reasonably accessible or estimable at this time.

2018 Capital Expectations ($1.0 Billion to $1.1 Billion)

By Area		By Type
Delaware Basin	53%	Gathering	57%
DJ Basin	40%	Processing	30%
Equity Investments & Other	7%	Maintenance	8%
		Equity Investments & Other	5%
Note: All percentages and amounts are approximate.
Furthermore, Anadarko previously announced plans to deploy approximately $550 million towards midstream infrastructure in the Delaware and DJ Basins. Highlights of the Anadarko midstream capital plan include the completion of two regional oil treating facilities which will enable strong volumetric growth in the second half of the year in West Texas. The midstream assets at Anadarko are expected to generate EBITDA of over $300 million in 2018.
“We are very proud of the fact we have positioned Western Gas to fund this robust capital program without needing to issue equity,” said Mr. Fink. “We further believe that we can sustain our current distribution growth rate of $0.015 per quarter through 2019 while generating strong coverage levels consistent with the second half of 2018.”
2018 WGP OUTLOOK
Based on the expected WES distribution growth rate and assuming no WES equity issuances, WGP’s expected distribution growth rate is forecasted to be approximately 12%.
PRESENTATION AND WEBCAST
Mr. Fink will provide additional details and information regarding the 2018 outlook during his presentation at the 2017 Wells Fargo Securities Pipeline, MLP, and Utility Symposium tomorrow at 1:55 p.m. EST. The presentation materials and a link to the webcast presentation will be available at www.westerngas.com.

Western Gas Partners, LP (“WES”) is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation to acquire, own, develop and operate midstream energy assets. With midstream assets located in the Rocky Mountains, North-central Pennsylvania and Texas, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing and transporting condensate, natural gas liquids and crude oil; and gathering and disposing of produced water for Anadarko, as well as for other producers and customers.

Western Gas Equity Partners, LP (“WGP”) is a Delaware master limited partnership formed by Anadarko to own the following types of interests in WES: (i) the general partner interest and all of the incentive distribution rights in WES, both owned through WGP’s 100% ownership of WES’s general partner, and (ii) a significant limited partner interest in WES.

For more information about Western Gas Partners, LP, Western Gas Equity Partners, LP, and Western Gas Flash Feed updates, please visit www.westerngas.com.

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Western Gas Contact
Jonathon E. VandenBrand
Director, Investor Relations
jon.vandenbrand@anadarko.com
832.636.6000